Exhibit 10.5

Guaranty

Date:  June 22, 2017

For value received and in consideration of advances made or to be made, or credit given or to be given, or other financial accommodation afforded or to be afforded to Vince, LLC, a Delaware limited liability company (the “Borrower”), by Bank of Montreal, its successors and assigns (hereinafter called the “Lender”), from time to time, the undersigned (the “Guarantor”) hereby guarantees the full and prompt payment to the Lender at maturity and at all times thereafter of any and all indebtedness, obligations and liabilities of every kind and nature of the Borrower to the Lender including, without limitation, any reimbursement obligations in connection with letters of credit issued by the Lender on behalf of the Borrower and any liabilities of partnerships created or arising while either Borrower may have been or may be a member thereof, howsoever evidenced, whether now existing or hereafter created or arising, whether direct or indirect, absolute or contingent, or joint or several, and howsoever owned, held or acquired, whether through discount, overdraft, purchase, direct loan or as collateral, or otherwise (hereinafter all such indebtedness, obligations and liabilities being collectively referred to as the “Indebtedness”); and the Guarantor further agrees to pay all expenses, legal and/or otherwise (including court costs and reasonable attorneys’ fees), paid or incurred by the Lender (i) in endeavoring to collect the Indebtedness, or any part thereof and (ii) in protecting, defending or enforcing this Guaranty in any litigation, bankruptcy or insolvency proceedings or otherwise (collectively with the Indebtedness, the “Guarantied Obligations”).  Notwithstanding anything herein to the contrary, the liability of the Guarantor hereunder is limited to Ten Million and 00/100 Dollars ($10,000,000) (the “Principal Liability Cap”) plus any interest on the Indebtedness and all expenses hereinbefore mentioned and any fees owing by the Borrower to the Lender.  Payments received on the Guarantied Obligations from any other guarantor shall not reduce the amount otherwise recoverable hereunder.  To the extent that funds are not otherwise readily available for payment on the Guarantied Obligations, the Guarantor shall cause its general partner to make a capital call as permitted under the Guarantor’s Third Amended and Restated Agreement of Exempted Limited Partnership dated as of January 1, 2010 (as amended, modified or restated from time to time, the “Guarantor’s Limited Partnership Agreement”).  The Guarantor hereby agrees that on or before April 3, 2018, it shall either (i) deliver to the Lender reasonably acceptable evidence that the duration of the Guarantor has been extended for a period of at least one (1) year in accordance with the Guarantor’s Limited Partnership Agreement, or (ii) pledge to the Lender cash collateral for the Guarantied Obligations, which cash collateral shall be held by the Lender as collateral security for the Guarantied Obligations pursuant to a cash collateral security agreement reasonably acceptable to the Guarantor and Lender.

The Guarantor further acknowledges and agrees with the Lender that:

1.This Guaranty is a continuing, absolute and unconditional guaranty, and shall remain in full force and effect until written notice of its discontinuance shall be actually received by the Lender, and also until any and all of the Indebtedness created, existing or committed to before receipt of such notice shall be fully paid.  The dissolution of the Guarantor shall not terminate this Guaranty until notice of such dissolution shall have been actually received by the Lender, nor until all of the Indebtedness created or existing before receipt of such notice shall be fully paid.  The granting of credit from time to time by the Lender to the Borrower in excess of the amount to which the right of recovery under this Guaranty is limited and without notice to the Guarantor, is hereby also authorized and shall in no way affect or impair this Guaranty.

2.In case of the dissolution, liquidation or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against the Borrower or the Guarantor, all of the Indebtedness then existing shall, at the option of the Lender, immediately become due or accrued and payable from the Guarantor.  All dividends or other payments received from the Borrower or on account of the Indebtedness from whatsoever source, shall be taken and applied as payment in gross, and this Guaranty shall apply to and secure any ultimate balance that shall remain owing to the Lender.

3.The liability hereunder shall in no way be affected or impaired by (and the Lender is hereby authorized to make from time to time, without notice to anyone), any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or other disposition of any of the Indebtedness, either express or implied, or of any contract or contracts evidencing any of the Indebtedness, or of any security or collateral therefor.  The liability hereunder shall in no way be affected or impaired by any acceptance by the Lender of any security for or other guarantors upon any of the Indebtedness, or by any failure, neglect or omission on the part of the Lender to realize upon or protect any of the Indebtedness, or any collateral or security therefor, or to exercise any lien upon or right of appropriation of any moneys, credits or property of the Borrower, possessed by the Lender, toward the liquidation of the Indebtedness, or by any application of payments or credits thereon.  The Lender shall have the exclusive right to determine how, when and what application of payments and credits, if any, shall be made on the Indebtedness, or any part thereof.  In order to hold the Guarantor liable hereunder, there shall be no obligation on the part of the Lender, at any time, to resort for payment to the Borrower or to any other guaranty, or to any other persons or corporations, their properties or estates, or resort to any collateral, security, property, liens or other rights or remedies whatsoever, and the Lender shall have the right to enforce this Guaranty irrespective of whether or not other proceedings or steps seeking resort to or realization upon or from any of the foregoing are pending.

4.All diligence in collection or protection, and all presentment, demand, protest and/or notice, as to any and everyone, whether or not the Borrower or the Guarantor or others, of dishonor and of default and of non‑payment and of the creation and existence of any and all of the Indebtedness, and of any security and collateral therefor, and of the acceptance of this Guaranty, and of any and all extensions of credit and indulgence hereunder, are waived.  No act of commission or omission of any kind, or at any time, upon the part of the Lender in respect to any matter whatsoever, shall in any way affect or impair this Guaranty.

5.The Guarantor will not exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to the Guarantor against any person liable for payment of the Indebtedness, or as to any security therefor, unless and until the full amount owing to the Lender on the Indebtedness has been paid and the payment by the Guarantor of any amount pursuant to this Guaranty shall not in any way entitle the Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Indebtedness or any proceeds thereof or any security therefor unless and until the full amount owing to the Lender on the Indebtedness has been paid.

6.The Lender may, without any notice whatsoever to anyone, sell, assign or transfer all of the Indebtedness, or any part thereof, or grant participations therein, and in that event each and every immediate and successive assignee, transferee, or holder of or participant in all or any part of the Indebtedness, shall have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant, as fully as if such assignee, transferee, holder or participant were herein by name specifically given such rights, powers and benefits; but the Lender shall have an unimpaired right to enforce this Guaranty for the benefit of the Lender or any such participant, as to so much of the Indebtedness that it has not sold, assigned or transferred.

7.The Guarantor waives any and all defenses, claims and discharges of the Borrower, or any other obligor, pertaining to the Indebtedness, except the defense of discharge by payment in full.  Without limiting the generality of the foregoing, the Guarantor will not assert, plead or enforce against the Lender any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti‑deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to the Borrower or any other person liable in respect of any of the Indebtedness, or any setoff available against the Lender to the Borrower or any such other person, whether or not on account of a related transaction.  The Guarantor agrees that the Guarantor shall be and remain liable for any deficiency remaining after foreclosure of any mortgage or security interest securing the Indebtedness, whether or not the liability of the Borrower or any other obligor for such deficiency is discharged pursuant to statute or judicial decision.

8.If any payment applied by the Lender to the Indebtedness is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Borrower or any other obligor or due to requirements contained in any subordination agreement or intercreditor agreement or any other agreement to which the Lender is a party), the Indebtedness to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such of the Indebtedness as fully as if such application had never been made.

9.The liability of the Guarantor under this Guaranty is in addition to and shall be cumulative with all other liabilities of the Guarantor to the Lender as guarantor of the Indebtedness, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

10.Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and applications hereof, and to this end the provisions of this Guaranty are declared to be severable.  This Guaranty shall be governed by the internal laws of the State of Illinois, in which State it shall be performed by the Guarantor and may not be waived, amended, released or otherwise changed except by a writing signed by the Lender.

11.This Guaranty and every part thereof shall be effective upon delivery to the Lender, without further act, condition or acceptance by the Lender, shall be binding upon the Guarantor,

and upon the heirs, legal representatives, successors and assigns of the Guarantor, and shall inure to the benefit of the Lender, its successors, legal representatives and assigns.  The Guarantor waives notice of the Lender’s acceptance hereof.

12.The Guarantor agrees to furnish financial information of the Guarantor to the Lender upon request of the Lender from time to time.  Such information shall be furnished as soon as reasonably possible, but in any event within thirty (30) days after request by the Lender.  Without any such request, the Guarantor shall furnish, or cause to be furnished, to the Lender:

(a)as soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter, a certificate as of such date in the form, or substantially the form of Exhibit A hereto, properly completed and certified by the Guarantor;

(b)as soon as available, and in any event within forty-five (45) days after the close of each of the first three fiscal quarters of the Guarantor, a copy of the Guarantor’s balance sheet as of the last day of such fiscal quarter and its statements of income, retained earnings and cash flows for the fiscal quarter and for the fiscal year‑to‑date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Guarantor in accordance with GAAP and certified to by its chief financial officer or such other officer reasonably acceptable to the Lender; and

(c)as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Guarantor, a copy of the Guarantor’s balance sheet as of the last day of the fiscal year then ended and its statements of income, retained earnings and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of Grant Thornton LLP or another firm of independent public accountants of recognized standing, selected by the Guarantor and reasonably satisfactory to the Lender to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Guarantor as of the close of such fiscal year and the results of our operations and cash flows for the fiscal year then ended.

13.The payment by the Guarantor of any amount or amounts due the Lender hereunder shall be made in the same currency (the “relevant currency”) and funds in which the underlying Indebtedness of the Borrower is payable.  To the fullest extent permitted by law, the obligation of the Guarantor in respect of any amount due in the relevant currency under this Guaranty shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Lender may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the business day immediately following the day on which the Lender receives such payment.  If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Guarantor shall pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall.  Any obligations of the Guarantor not discharged by such payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

14.All payments to be made by the Guarantor hereunder shall be made in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction and without deduction for, and free from, any and all present or future taxes (other than the overall net income taxes on the recipient), levies, imposts, duties, fees, charges, deductions, withholding or liabilities with respect thereto or any restrictions or conditions of any nature.  If the Guarantor is required by law to make any deduction or withholding on account of any tax or other withholding or deduction from any sum payable by the Guarantor hereunder, the Guarantor shall pay any such tax or other withholding or deduction and shall pay such additional amount necessary to ensure that, after making any payment, deduction or withholding, the Lender shall receive and retain (free of any liability in respect of any payment, deduction or withholding) a net sum equal to what it would have received and so retained hereunder had no such deduction, withholding or payment been required to have been made.

15.Neither the Guarantor nor Sun Capital Advisors V, L.P., the general partner of the Guarantor (the “General Partner”) shall grant or permit to exist any lien, security interest, encumbrance on, or an assignment of, the Commitments, the Guarantor’s or the General Partner’s right to call capital or to issue Capital Call Notices, or proceeds of any Capital Call, other than tax and ERISA liens occurring by operation of law.  Capitalized terms in this paragraph not otherwise defined herein shall have the meaning set forth in the Guarantor’s Limited Partnership Agreement.

16.All notices and statements, other than the service of process, to be furnished by the Lender shall be sufficient if delivered to:  5200 Town Center Circle, Suite 600, Boca Raton, Florida  33486, Attn.:  C. Deryl Couch.  The Guarantor, to the fullest extent permitted by applicable law, consents to the service of process on Connie Bryan, Special Assistant Secretary, CT Corporation System, 1200 South Pine Island Road, Plantation, Florida  33324 which the Guarantor irrevocably appoints as its agent to receive for and on its behalf service of process in any proceeding related hereto.  Such service shall be deemed completed on delivery to such process agent.  If for any reason such process agent ceases to be able to act as such or no longer has an address in Florida the Guarantor agrees to appoint a substitute process agent acceptable to the Lender.

17. The Guarantor submits to the non‑exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in Cook County, Illinois, for purposes of all legal proceedings arising out of or relating to this Guaranty or the transactions contemplated hereby.

18.Except as otherwise required by law applicable hereto, each payment by the Guarantor under this Guaranty shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Guarantor is domiciled, any jurisdiction from which the Guarantor makes any payment, or any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Lender would have received had such withholding not been made.  If the Lender pays any amount in respect of any such taxes, penalties or interest, the Guarantor shall reimburse the Lender for that payment on demand in the currency in which such payment was made.  If the Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender on whose account such withholding was made on or before the thirtieth day after payment.

19.Delivery of an executed counterpart of this Guaranty by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original.

[Signature Page to Follow]

Signed and delivered by the undersigned as of the date first above written. The undersigned acknowledges receipt of a completed copy of this Guaranty as of the time of execution.

Sun Capital Partners V, L.P.

By: Sun Capital Partners V, Ltd., its general partner

By: Sun Capital Partners V, Ltd., its general partner

By: /s/ Rodger R. Krouse
Printed Name: Rodger R. Krouse
Its: Co-CEO

Solely as to Paragraph 15:

Sun Capital Advisors V, L.P.

By:  Sun Capital Partners V, Ltd., its general partner

By: /s/ Rodger R. Krouse
Printed Name: Rodger R. Krouse
Its: Co-CEO

[Signature Page to Guaranty – Vince, LLC]

Exhibit A

Certificate of Status
of
Sun Capital Partners V, L.P.

Date:  _______________, 20__

Sun Capital Partners V, L.P., a Cayman Islands exempted limited partnership (the “Guarantor”), does hereby certify that:

1.Sun Capital Partners V, Ltd., a Cayman Islands exempted company (the “Management Company”), is the general partner of Sun Capital Advisors V, L.P., a Cayman Islands exempted limited partnership (the “General Partner”), which is the general partner of the Guarantor.

2.This Certificate is being delivered to BMO Harris Bank N.A. (formerly known as Harris N.A.), BMO Harris Financing, Inc. (formerly known as BMO Capital Markets Financing, Inc.), Bank of Montreal and any of their affiliates, as applicable (collectively, the “Lender”) in connection with, and may be relied upon by the Lender in connection with, its extension of credit from time to time to the General Partner or any Portfolio Company of the Guarantor, and the guaranty of that credit from the Guarantor to the Lender (each a “Guaranty”).

3.The Management Company, in its capacity as general partner of the General Partner, and the General Partner, in its capacity as general partner of the Guarantor, have each secured proper authorization to enter into each outstanding Guaranty and to execute all instruments and documents in connection therewith, in compliance with the Guarantor’s Third Amended and Restated Agreement of Exempted Limited Partnership, dated as of January 1, 2010 (as amended from time to time, the “Guarantor’s Agreement of Limited Partnership”).  The Guarantor has incurred indebtedness and become liable on guarantees, and will continue to incur indebtedness and become liable on guarantees, in each case only to the extent the same can be done in compliance with the Guarantor’s Agreement of Limited Partnership, including, without limitation, the limitations therein on indebtedness and guarantees set forth in Section 6.2 thereof.  The Management Company’s actions (as the general partner of the general partner of the Guarantor) on behalf of the General Partner and the General Partner’s actions (as the general partner of the Guarantor) on behalf of the Guarantor, have been taken in compliance with the following agreements, true and correct copies of which have been previously delivered to the Lender: (a) the Guarantor’s Agreement of Limited Partnership, (b) the General Partner’s Second Amended and Restated Agreement of Exempted Limited Partnership, dated as of January 1, 2010 (as amended from time to time, the “General Partner’s Limited Partnership Agreement”) and (c) the Management Company’s Amended and Restated Memorandum & Articles of Association dated as of February 13, 2007 (as amended from time to time, the “Management Company’s Memorandum & Articles of Association”).

4.The aggregate amount of outstanding Indebtedness of the Guarantor as of the date hereof is $_________________. For purposes hereof, the term “Indebtedness” shall mean the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Guarantor (excluding, for the avoidance of doubt, all unfunded or contingent obligations such as letters of credit (or similar instruments) and guarantees (or similar instruments)).

5.The aggregate amount of Commitments to the Guarantor as of the date hereof is $5,000,000,000.

6.The aggregate amount of outstanding Guarantees on which the Guarantor is liable as of the date hereof is $_________________ (after giving effect to the subject transaction, if applicable).  For purposes hereof, the term “Guarantees” shall mean any agreement or undertaking by which Guarantor guarantees, endorses or otherwise becomes contingently liable for the indebtedness of any other person or entity including, for the avoidance of doubt, all unfunded or contingent obligations such as letters of credit, it being acknowledged and agreed that the Guaranty issued by Guarantor to Bank of Montreal on May 7, 2007, as amended from time to time, guaranteeing the indebtedness of the General Partner pursuant to that certain Bank of Montreal Loan Authorization Agreement, dated as of May 7, 2007, as amended from time to time, by and between the General Partner and Bank of Montreal (the “Fund V GP Line”) shall only be considered a “Guaranty” hereunder to the extent of indebtedness outstanding at such time pursuant to the Fund V GP Line.

7.The aggregate amount of uncalled Commitments to the Guarantor as of the date hereof is  $_________________ as indicated on the Capital Contribution Summary of Guarantor dated the date hereof and attached hereto as Exhibit A (including (a) $______ which has been returned to the Limited Partners but is subject to recall pursuant to Sections 3.1(d)(i), 3.1(d)(ii) and 3.1(e) of the Guarantor’s Agreement of Limited Partnership, (i) $______ of which is recallable pursuant to Section 3.1(d)(i), (ii) $______ of which is recallable pursuant to Section 3.1(d)(ii), and (iii) $______ of which is recallable pursuant to Section 3.1(e) of the Guarantor’s Agreement of Limited Partnership and (b) $_________ which is recallable pursuant to Section 6.4(a) of the Guarantor’s Agreement of Limited Partnership).

8.The aggregate amount of Capital Contributions made to the Guarantor as of the date hereof is  $_________________ (including (a) $________ which has been returned to the Limited Partners but is subject to recall pursuant to Sections 3.1(d)(i), 3.1(d)(ii) and 3.1(e) of the Guarantor’s Agreement of Limited Partnership, (i) $______ of which is recallable pursuant to Section 3.1(d)(i), (ii) $______ of which is recallable pursuant to Section 3.1(d)(ii), and (iii) $______ of which is recallable pursuant to Section 3.1(e) of the Guarantor’s Agreement of Limited Partnership and (b) $_________ which is recallable pursuant to section 6.4(a) of the Guarantor’s Agreement of Limited Partnership).

9.(a) The aggregate amount of outstanding Indebtedness of the Guarantor does not as of the date hereof and will not at any time hereafter exceed 20% of the Guarantor’s aggregate Commitments.

(b) The aggregate amount of outstanding Indebtedness of the Guarantor (and together with the aggregate amount of outstanding Guarantees of Guarantor) does not as of the date hereof and will not at any time hereafter exceed 90% of the Guarantor’s uncalled Commitments; it being acknowledged and agreed that amounts which have been returned to the Limited Partners but are subject to recall as of the date hereof pursuant to Sections 3.1(d), 3.1(e) or 6.4(a) of the Guarantor’s Agreement of Limited Partnership shall be considered uncalled Commitments for purposes of this Section 9(b).

10.The aggregate amount of Capital Call Notices made on the Guarantor’s Limited Partners since the most recently completed fiscal quarter of the Guarantor is $_________________.
11.The aggregate amount of distributions made by the Guarantor in respect of equity interests therein since the most recently completed fiscal quarter of the Guarantor is $_________________.

12.We will promptly notify you (i) upon our becoming aware of the occurrence of any event which would give any one or more of our Limited Partners the right to terminate or suspend its Commitment, whether in whole or in part and whether or not contingent upon the passage of time or the giving of notice or both, including without limitation an occurrence of a key man event as described in Section 9.2 of the Guarantor’s Agreement of Limited Partnership, (ii) of any event which would permit a Limited Partner to withdraw from the Guarantor, (iii) of any event or agreement which would excuse a Limited Partner from participating in any capital call relating to the Guarantor (other than with respect to an Excused Investment (as defined in the Guarantor’s Agreement of Limited Partnership)), (iv) of the failure of any Limited Partner to honor a Capital Call Notice (other than to the extent Guarantor reasonably believes that such failure will be promptly remedied), (v) upon the formation of any Alternative Investment Vehicle, (vi) upon our becoming aware of the occurrence of any event of termination or dissolution under the Guarantor’s Agreement of Limited Partnership, (vii) upon our becoming aware of any claim made against us, or the commencement of any proceeding against us and (viii) upon our becoming aware of any judgment entered against us.

13.The Lender may rely conclusively upon the General Partner’s certification that it is acting on behalf of the Guarantor and that its acts are authorized.  The Management Company’s signature on behalf of the General Partner’s signature is sufficient to bind the Guarantor for all purposes.

14.The Guarantor is qualified as a VCOC as defined in the Guarantor’s Agreement of Limited Partnership.
15.The undersigned is an officer of the Management Company.
16.We will promptly notify you upon the death, incapacitation or cessation of involvement in the management of Guarantor of either Mr. Marc J. Leder or Mr. Rodger R. Krouse.

17.The Guarantor’s Agreement of Limited Partnership, the General Partner’s Limited Partnership Agreement, the Management Company’s Memorandum & Articles of Association, and the subscription agreements of the Limited Partners of the Guarantor have not been amended or otherwise modified, in all cases, except by instruments, true and correct copies of which have been previously delivered to the Lender.  Other than letter agreements entered into with respect to Excused Investments (as defined in the Guarantor’s Agreement of Limited Partnership) (copies of which have been previously provided to the Lender), there are no side letters or other agreements (as referred to in Section 13.8 and in the definition of Limited Partner Regulatory Problem each appearing in the Guarantor’s Agreement of Limited Partnership) which would prohibit the Guarantor from entering into or performing its obligations under the Guaranty or affect the applicable Limited Partners’ obligations to honor capital calls as set forth in the Guarantor’s Agreement of Limited Partnership or create obligations on the Guarantor to repurchase partnership interests or redeem the interest of a Limited Partner in the Guarantor, in each case except as provided in the Guarantor’s Agreement of Limited Partnership.

18.Upon written demand for payment by the Lender in connection with the outstanding indebtedness of the General Partner, any outstanding guarantees of the Guarantor in favor of the Lender or any other obligations to the Lender, to the extent that funds are not otherwise readily available, the General Partner shall immediately make a capital call on the Limited Partners in accordance with the Guarantor’s Agreement of Limited Partnership, in order to satisfy payment of such demand.

19.Neither the Guarantor nor the General Partner shall grant or permit to exist any lien, security interest, encumbrance on, or an assignment of, the Commitments, the Guarantor’s or the General Partner’s right to call capital or to issue Capital Call Notices, or proceeds of any Capital Call, other than tax and ERISA liens occurring by operation of law.

20.The General Partner represents and warrants that it will not act in its discretion to effect an early termination of the Guarantor pursuant to Section 9.1 of the Guarantor’s Agreement of Limited Partnership at any time that the Guarantor or the General Partner has any outstanding indebtedness or guarantees to the Lender.  If the Guarantor and the General Partner do not have any outstanding indebtedness or guarantees to the Lender, the General Partner will not act in its discretion to effect an early termination of the Guarantor pursuant to Section 9.1 of the Guarantor’s Agreement of Limited Partnership without first providing the Lender written notice of its intention to do so.

21.A true, correct and complete summary of all sales, assignments or other transfers of limited partnership interests in the Guarantor that occurred during the fiscal quarter just ended is attached hereto as Exhibit B.*

22.The Guarantor hereby agrees to notify the Lender in the event of any change which would cause any of the above representations and warranties to cease to be true and correct in any material respect.

*	Exhibit B is only required to be attached to Certificates of Status that are delivered to the Lender for quarterly reporting.

All capitalized terms used above without definition shall have the same meanings herein as such terms have in the Guarantor’s Agreement of Limited Partnership.  This Certificate is dated as of the date first written above.

Sun Capital Partners V, L.P.

By:	Sun Capital Advisors V, L.P.
Its:	General Partner and in its own capacity as to Sections 18, 19 and 20
By:	Sun Capital Partners V, Ltd.
Its:	General Partner
By:
Name:
Its:

Exhibit A

Exhibit B